Exhibit 5.1

Tarter Krinsky & Drogin LLP 1350 Broadway New York, New York 10018 P: 212-216-8000 F: 212-216-8001 www.tarterkrinsky.com

September 8, 2026

Milestone Scientific Inc.

425 Eagle Rock Avenue, Suite 403

Roseland, New Jersey 07068

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Milestone Scientific Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 17,250,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated Milestone Scientific Inc. 2020 Equity Incentive Plan, amended and restated effective as of July 27, 2026 (the “2020 Plan”), including the Company’s 2026 Performance Incentive Sub-Plan to the 2020 Plan (together with the 2020 Plan, the “Plan”) and shares issuable upon settlement of awards granted thereunder.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Plan, (c) the Company’s Restated Certificate of Incorporation, as amended, (d) the Company’s Amended and Restated By-laws, as amended, (e) the resolutions adopted by the Company’s Board of Directors and stockholders relating to the approval of the Plan, the reservation of the Shares for issuance thereunder and the filing of the Registration Statement, and (f) such other records, documents, certificates, memoranda and instruments as we have deemed necessary or appropriate to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and delivered in accordance with the Plan, the Registration Statement and the related prospectus, and upon receipt by the Company of the consideration required therefor (if any), will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, if any, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

TARTER KRINSKY & DROGIN LLP